UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Ashford Inc.

(Exact name of registrant as specified in its charter)

Maryland	82-5237353
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

14185 Dallas Parkway, Suite 1100, Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

On August 8, 2018, the Board of Directors of Ashford Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) payable on August 20, 2018, for each outstanding share of Common Stock, par value $0.01 per share, outstanding on August 20, 2018 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company, at a price of $275 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement (the “Rights Agreement”), dated August 8, 2018, between the Company and Computershare Trust Company, N.A. as Rights Agent.

The Rights Agreement (which includes the Form of Articles Supplementary of Series C Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C) is attached hereto as an exhibit and is incorporated herein by reference. The description of the Right is incorporated herein by reference to the description set forth under “Entry into a Material Definitive Agreement” in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2018 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits

The documents listed below are filed as exhibits to this Registration Statement.

Exhibit No.	Description
3.1

Articles Supplementary of Series C Preferred Stock of Ashford Inc., as filed with the Secretary of the State of Maryland on August 8, 2018 (incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on August 8, 2018).

4.1

Rights Agreement, dated August 8, 2018, between Ashford Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Articles Supplementary of Series C Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 8, 2018).

[Signature Page to Form 8-A]

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: August 8, 2018

ASHFORD INC.

By:	/s/ Robert G. Haiman
Robert G. Haiman
Executive Vice President, General Counsel and Secretary

[Signature Page to Form 8-A]